Exhibit 99.1

Company Contact:
Discovery Partners International
Chief Executive Officer	Chief Financial Officer
Riccardo Pigliucci	Craig Kussman
(858) 228-4113	(858) 228-4113
ir@discoverypartners.com

FOR IMMEDIATE RELEASE

Discovery Partners International REPORTS first quarter 2005 results

San Diego, CA – May 3, 2005 – Discovery Partners International, Inc. (NASDAQ: DPII) today announced unaudited financial results for the three months ended March 31, 2005.

Revenues for the three months ended March 31, 2005 were $7.1 million, a decrease of $4.7 million, or 40 percent, compared to $11.8 million for the same period in 2004.  The decrease in revenues for the first quarter of 2005 versus 2004 was due to lower revenues in all service categories and lower product revenues.  The primary driver of the decreased services revenues was the previously disclosed compound deliveries to Pfizer in 2004 in an amount equal to the number of compounds scheduled for delivery in the first quarter of 2005, which resulted in $4.2 million of revenue in the fourth quarter of 2004 that had been scheduled for the first quarter of 2005.  This decrease in chemistry services revenue from Pfizer was partially offset by new revenues from the National Institute of Mental Health (NIH). The reduction in product revenues was due to the fact that there were no Crystal Farm shipments during the quarter.

Net loss for the three months ended March 31, 2005 was $4.5 million, or $0.18 per share, including a $1.0 million, or $0.04 per share, non-cash impairment charge associated with the write-down of our toxicology-based intangible assets, compared to net income of $1.0 million, or $0.04 per share, for the same period in 2004.

Gross margin as a percentage of revenues for the first quarter of 2005 was 23 percent, down from the 45 percent result in the first quarter of 2004, due to lower service and product margins caused by lower volumes.  Exercising our right under our agreement with Pfizer to deliver additional compounds in 2004 resulted in gross margin of $3.1 million in the fourth quarter of 2004 that was not recognized in the first quarter of 2005.

Research and development costs for the first quarter of 2005 were $1.3 million, compared to $0.9 million in the first quarter of 2004.  The increase in research and development costs resulted from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal programs focused on Crystal Farm product, compound storage solutions, in silico tools and assays and drug discovery process development.

Selling, general and administrative costs for the first quarter of 2005 were $4.1 million, up from $3.6 million in the first quarter of 2004.  The increase in selling, general and administrative costs for the quarter resulted primarily from costs related to the separation agreement with the Company’s former Chief Operating Officer as well as increased business development activities, which were offset by lower incentive compensation accruals.

Cash, cash equivalents and short-term investments at March 31, 2005 were $84.9 million, an increase of $4.9 million from the balance at December 31, 2004 due primarily to positive net cash flow provided by operations caused by the significant reduction in working capital requirements, which more than offset the net loss.

Since our fourth quarter 2004 earnings report, Discovery Partners has achieved several milestones:

•                  On March 21st, the Company announced a co-marketing agreement with NascaCell IP GmbH.  Under the agreement, DPI and NascaCell will jointly provide aptamer-based drug-discovery services to the life sciences industry.

•                  On March 29th, the Company announced a collaboration focused on the discovery of potential new lead compounds against several selected targets with Chroma Therapeutics Ltd.  Chroma will provide the targets and DPI will use its comprehensive compound collection and its proprietary discovery processes and data management tools to identify potential lead compounds or potential lead series.

•                  On April 6th, the Company announced the appointment of Michael C. Venuti, Ph.D. as its Chief Scientific Officer.  Dr. Venuti, currently a member of Discovery Partners’ Board of Directors, will have overall scientific responsibility for the Company’s integrated drug discovery platform and partnerships, and will also continue to serve as a member of the Board.

•                  On April 22nd, the Company completed the acquisition of the assets of Biofrontera Discovery GmbH, a natural products based drug discovery company in Heidelberg, Germany.

“As expected, our financial performance in the first quarter was negatively impacted by the lack of Pfizer compound shipments,” commented Riccardo Pigliucci, CEO and Chairman of Discovery Partners. “Nevertheless, this quarter has been an exceptionally eventful one for our Company.  In April, we recruited a world-class scientist as our Chief Scientific Officer and completed the acquisition of the assets of Biofrontera Discovery GmbH.  These two events will substantially enhance the effectiveness of our drug discovery platform, which will enable the Company to focus its strategy on more significant value added integrated drug discovery collaborations with biopharmaceutical companies,” continued Pigliucci.

“Looking at the remainder of 2005, we expect to see some improvement in financial results driven by higher levels of Pfizer compound shipments and increased NIH revenue.  Our current 12 month backlog of $31.0 million is approximately $2.0 million lower than what we reported at year end due to the expiration of our Pfizer contract at the end of this year.  Based on our current new business visibility, excluding any further M&A transactions, we now estimate that 2005 revenues will be between $42.0 million and $48.0 million.  This revenue amount does not include the revenues for the two Universal Store Systems to be deployed to the NIH project in 2005, as they will be recognized over the life of the NIH contract, nor any significant contribution from the Biofrontera Discovery acquisition.  As previously mentioned, during 2005, we expect to invest an amount in excess of our 2004 earnings of $4.0 million to more effectively execute the Company’s strategy and to absorb the current burn rate of Biofrontera Discovery.  As a result our current earnings estimate for 2005, reflecting the lower revenue volume, the hiring of our CSO, the Biofrontera Discovery acquisition, and the impairment charge taken this quarter, is a net loss between $6.0 million and $9.0 million, absent any further M&A transactions, or any restructuring activity that could be considered in the absence of any upturn in business.  We estimate that cash at the end of 2005 will be between $75.0 million and $78.0 million, inclusive of the Biofrontera Discovery acquisition but absent any further M&A activities, restructuring activities or stock repurchases under our current authorization,” concluded Pigliucci.

A conference call discussing first quarter 2005 financial results and outlook for the remainder of 2005 will be publicly available via the Company’s website, at http://www.discoverypartners.com.  The live webcast will begin at 11:00 am Eastern Time, on Tuesday, May 3, 2005.  In addition to the live webcast, replays will be available to the public on Discovery Partners’ website, http://www.discoverypartners.com and by calling 888-203-1112, access code: 2014511  through Tuesday, May 10, 2005.

About Discovery Partners

Discovery Partners International, Inc. offers integrated services, products, and systems that span the drug discovery continuum, including target characterization, targeted and screening-library design and synthesis, high throughput and high content screening, lead generation and optimization, gene expression analysis, compound management, and protein crystallization.  Discovery Partners has actively contributed to dozens of drug discovery collaborations.  Discovery Partners is headquartered in San Diego, California.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty.  Discovery Partners’ actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in Discovery Partners’ operations, research and development efforts and business environment, including whether the Company’s relationships with Pfizer and the NIH continue through and beyond their contractual terms, the mix and timing of revenues from sales of products and services, the ability to establish and maintain collaborations, execute more profitable business and realize operating efficiencies, the level of expenditures necessary to enable the Company to achieve its objectives of focusing its business on providing lead drug candidates to pharmaceutical companies, the ability to successfully commercialize the uARCS technology, the ability to acquire complementary businesses or capabilities and the integration of acquired businesses or capabilities, the trend toward consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors, and other risks and uncertainties more fully described in Discovery Partners’ annual report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission and Discovery Partner’s other SEC reports.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Selected Consolidated Financial Data

(In Thousands, Except Per Share Amounts)

Consolidated Statements of Operations

	Three Months Ended
	March 31
	2005	2004
	(Unaudited)

Revenues:
Services	$6,846	$10,271
Products	222	1,536
Total revenues	7,068	11,807
Cost of revenues:
Services	5,224	5,461
Products	189	1,090
Total cost of revenues	5,413	6,551
Gross margin	1,655	5,256

Operating expenses:
Research and development	1,252	893
Selling, general and administrative	4,080	3,562
Amortization of stock-based compensation	284	170
Restructuring	130	—
Impairment of intangible assets	1,000	—
Total operating expenses	6,746	4,625

Income (loss) from operations	(5,091)	631

Interest income, net	465	344
Foreign currency transaction gain, net	49	48
Other income, net	33	27
Income (loss) from operations before income taxes	(4,544)	1,050

Income tax	4	5

Net income (loss)	$(4,548)	$1,045

Net income (loss) per share, basic	$(0.18)	$0.04

Weighted average shares outstanding, basic	25,843	24,533

Net income (loss) per share, diluted	$(0.18)	$0.04

Weighted average shares outstanding, diluted	25,843	25,613

Summary Consolidated Balance Sheets

	March 31,	December 31,
	2005	2004
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$35,662	$13,148
Short-term investments	49,241	66,870
Accounts receivable, net	5,714	14,334
Inventories, net	3,835	2,842
Prepaid and other current assets	2,167	2,748
Total current assets	96,619	99,942

Restricted cash	1,120	1,120
Property and equipment, net	6,715	7,206
Prepaid royalty, net	4,526	4,828
Patents and license rights, net	1,189	2,287
Other assets, net	781	260
Total assets	$110,950	$115,643

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$3,428	$5,714
Restructuring accrual	330	294
Deferred revenue	3,157	1,072
Total current liabilities	6,915	7,080
Deferred rent	156	155
Stockholders’ Equity:
Common stock	26	26
Common stock issuable	2,205	2,657
Treasury stock	(831)	(794)
Additional paid-in-capital	208,123	207,804
Deferred compensation	(1,623)	(2,187)
Accumulated other comprehensive income	256	630
Accumulated deficit	(104,277)	(99,728)
Total stockholders’ equity	103,879	108,408
Total liabilities and stockholders’ equity	$110,950	$115,643

Summary Consolidated Statement of Cash Flows

Three Months Ended
March 31, 2005
(Unaudited)

Net Loss	$(4,548)

Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	1,339
Restructuring expense	130
Amortization of stock-based compensation	283
Realized loss on investments	54
Impairment of intangible assets	1,000
Change in operating assets and liabilities:
Accounts receivable	8,392
Inventories	(1,010)
Other current assets	527
Accounts payable and accrued expenses	(2,226)
Restructuring accrual	(94)
Deferred revenue	2,151
Deferred rent	1
Net cash provided by operating activities	5,999

Investing activities:
Purchases of property and equipment	(523)
Other assets	(577)
Purchases of patents, license rights and other intangible assets	(2)
Purchases of short-term investments, net	17,444
Net cash provided by investing activities	16,342

Financing activities:
Net proceeds from issuance of common stock	153
Net cash provided by financing activities	153
Effect of exchange rate changes	21
Net increase in cash and cash equivalents	22,515
Cash and cash equivalents at beginning of period	13,148
Cash and cash equivalents at end of period	$35,662